Exhibit 99.48

2002-1

FIRST AMENDMENT TO TRUST INDENTURE AND SECURITY AGREEMENT
[NW         ]

This FIRST AMENDMENT TO TRUST INDENTURE AND SECURITY AGREEMENT [NW         ], dated as of [                  ], 2003, by and between U.S. BANK NATIONAL ASSOCIATION [(as successor in interest to State Street Bank and Trust Company)], not in its individual capacity, except as expressly stated herein, but solely as Indenture Trustee (in such capacity, the “Indenture Trustee”), and NORTHWEST AIRLINES, INC., a Minnesota corporation (the “Owner”), to that certain Trust Indenture and Security Agreement [NW            ] dated as of [             , 200  ], by and between [State Street Bank and Trust Company, as indenture trustee][the Indenture Trustee] and the Owner, as supplemented by Trust Indenture Supplement No. 1 [NW       ] (“Trust Indenture Supplement No. 1”) between the Owner and [State Street Bank and Trust Company, as indenture trustee][the Indenture Trustee], dated [              , 200  ] (such Trust Indenture and Security Agreement [NW            ], as supplemented by Trust Indenture Supplement [NW         ] No. 1, herein called the “Trust Indenture”) (the “Amendment”);

Except as otherwise defined in this Amendment, the terms used herein in capitalized form have the meanings attributed thereto in the Trust Indenture as amended by Section 1 of this Amendment.

WITNESSETH:

WHEREAS, pursuant to the Trust Indenture, the Owner has subjected to the Lien of the Trust Indenture one [Airbus A319-114] [Boeing 757-351] [Airbus A330-323] Aircraft, which consists of the following components: (i) Airframe: FAA Registration No. N    ; Manufacturer’s Serial No.         ; and (ii) Engines: two (2) [CFM International Inc. CFM56-5A5] [Pratt & Whitney PW2040] [Pratt & Whitney Model PW4168A] type engines bearing, respectively, Manufacturer’s Serial Nos. [        ] and [       ] (all as more fully described in the Trust Indenture);

[WHEREAS, U.S. Bank National Association has succeeded to the interest of State Street Bank and Trust Company as Indenture Trustee under the Trust Indenture, as evidenced by the Instrument of Assignment and Acceptance dated as of the date hereof between State Street Bank and Trust Company as original indenture trustee and U.S. Bank National Association as Indenture Trustee, being filed with the Federal Aviation Administration simultaneously herewith;]

WHEREAS, a counterpart of the Trust Indenture, to which was attached and made part thereof a counterpart of Trust Indenture Supplement [NW         ] No. 1, was recorded by the Federal Aviation Administration on                        , and assigned Conveyance No.                     ;

WHEREAS, on [               ] the Owner issued Series [G-1 Secured Certificates], [Series G-2 Secured Certificates], [Series C-1 Secured Certificates], [Series C-2 Secured Certificates] and Series D Secured Certificates pursuant to the Trust Indenture;

WHEREAS, the Owner and the Indenture Trustee desire to amend the Trust Indenture to provide for an increase in the interest rate payable on the Series D Secured Certificates on the terms provided therein and herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.           Amendment of Annex A to the Trust Indenture.

a.             Annex A to the Trust Indenture is hereby amended by inserting the following definitions in proper alphabetical order:

“2003-1 Trustee” means the Pass Through Trustee under the Northwest Airlines Pass Through Trust 2003-1.

“Northwest Airlines Pass Through Trust 2003-1” means the Pass Through Trust created under the Pass Through Trust Agreement, dated as of June 3, 1999, among Northwest Airlines Corporation, Northwest Airlines, Inc., and State Street Bank and Trust Company of Connecticut, National Association (as succeeded by U.S. Bank Trust National Association), as supplemented by Trust Supplement No. 2003-1 dated as of [                      ], 2003 among Northwest Airlines, Inc., Northwest Airlines Corporation and U.S. Bank Trust National Association, as the same may be amended, modified or supplemented.

“Pledge Agreement” means the Pledge Agreement [N        ] dated as of [                 ], 2003 made by Northwest Airlines, Inc. in favor of the Northwest Airlines Pass Through Trust 2003-1.

“Series D-1 Beneficial Interests” has the meaning specified for such term in the Amended and Restated Trust Agreement of NWA Class D Certificate Trust II , dated as of [               ], 2003, between Wilmington Trust Company, as Owner Trustee, and the Beneficiary, Northwest Airlines Inc., a Minnesota corporation, as the same may be amended, modified or supplemented.

b.             The definitions of “Indemnitee” and  “Make-Whole Premium” in Annex A to the Trust Indenture are hereby amended to read as follows:

“Indemnitee” means (i) the Indenture Trustee, (ii) the Loan Participants and each other Certificate Holder, (iii) the Subordination Agent, (iv) the Liquidity Providers and the Policy Provider, (v) the Pass Through Trustees, (vi) the 2003-1 Trustee, (vii) each Affiliate of the Person described in clause (i), (viii) each Affiliate of the Persons described in clauses (iii), (iv), (v) and (vi) inclusive, (ix) the respective directors, officers, employees, agents and servants of each of the

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Persons described in clauses (i) through (vi) inclusive, (x) the successors and permitted assigns of the Person described in clause (i), and (xi) the successors and permitted assigns of the Persons described in clauses (ii), (iii), (iv), (v) and (vi) inclusive.

“Make-Whole Premium” means, in the case of [Series G-1] [,] [Series C-1] and Series D Secured Certificates, the Prepayment Premium, and in the case of [Series G-2] [and] [Series C-2] Secured Certificates, the Make-Whole Amount.

SECTION 2.           Amendment of the first page of Schedule I to the Trust Indenture.

The Schedule I to the Trust Indenture is hereby amended in its entirety by replacing it with Schedule I hereto.

SECTION 3.           Amendment of the Series D Secured Certificates.  From and after the date hereof, the Series D Secured Certificates shall bear interest as set forth in Schedule I hereto, and from and after the date hereof, the Owner agrees to pay interest on the Series D Secured Certificates at set forth in Schedule I hereto.

SECTION 4.           Ratification.  Effective as of the date hereof, all references in the Trust Indenture to the “Trust Indenture” shall be deemed to refer to the Trust Indenture as amended by this Amendment, and the parties hereto confirm their respective obligations thereunder.  Except as amended hereby, the Trust Indenture as heretofore supplemented continues and shall remain in full force and effect in all respects.

SECTION 5.           Counterparts.  This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 6.           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.           Governing Law.  THIS AMENDMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

SECTION 8.           Miscellaneous.  No term or provision of this Amendment may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Indenture Trustee, the Owner and any assignee of the Indenture Trustee’s rights hereunder.  The section and paragraph headings in this Amendment are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof and all references herein to numbered sections, unless otherwise indicated, are to sections of this Amendment.

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IN WITNESS WHEREOF, the Owner and the Indenture Trustee have caused this Amendment to be duly executed as of the day and year first above written.

NORTHWEST AIRLINES, INC.,

By:
Name:
Title:

U. S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, except as expressly provided herein, but solely as Indenture Trustee,
Indenture Trustee

By:
Name:
Title:

SCHEDULE I
TO AMENDMENT NO. 1
TO TRUST INDENTURE AND
SECURITY AGREEMENT

SCHEDULE I

The portion of this Schedule appearing below this text is intentionally deleted from the FAA filing counterpart because the parties hereto deem it to contain confidential information.

	Principal Amount		Maturity Date
[Series G-1]:	$	[ ]
[Series G-2]:	$	[ ]
[Series C-1]:	$	[ ]
[Series C-2]:	$	[ ]
Series D:	$	[ ]	May 20, 2014

CERTAIN DEFINED TERMS

Defined Term	Definition
[Debt Rate for Series G-1 Secured Certificates:

With respect to (i) the first Interest Period [        ]% per annum, and (ii) any subsequent Interest Period, LIBOR for such Interest Period as determined pursuant to the Reference Agency Agreement plus a margin of 0.75% per annum.]

[Debt Rate for Series G-2 Secured Certificates:	6.264% per annum]

[Debt Rate for Series C-1 Secured Certificates:

With respect to (i) the first Interest Period [        ]% per annum, and (ii) any subsequent Interest Period, LIBOR for such Interest Period as determined pursuant to the Reference Agency Agreement plus a margin of 4.50% per annum.]

[Debt Rate for Series C-2 Secured Certificates:	9.055% per annum]

Debt Rate for Series D Secured Certificates:

With respect to (i) the first Interest Period [        ]% per annum, and (ii) any subsequent Interest Period, LIBOR for such Interest Period as determined pursuant to the Reference Agency Agreement plus a margin of [       ]% per annum; provided that, in any event the Debt Rate for Series D Secured Certificates shall not exceed [       ]% per annum.

Prepayment Premium:	[In the case of the prepayment of the unpaid Principal Amount of Series G-1 Secured Certificates, an amount equal to the following percentage of the Principal Amount prepaid:

	If redeemed during the year prior to the anniversary of the Issuance Date indicated below	Prepayment Premium
	1st	1.50%
	2nd	1.25%
	3rd	1.00%
	4th	0.75%
	5th	0.50%
	6th	0.25%
	Thereafter	0.00%]

	[In the case of the prepayment of the unpaid Principal Amount of Series C-1 Secured Certificates, an amount equal to the following percentage of the Principal Amount prepaid:

	If redeemed during the year prior to the anniversary of the Issuance Date indicated below	Prepayment Premium
	1st	3.00%
	2nd	2.00%
	3rd	1.00%
	Thereafter	0.00%]

In the case of the prepayment of the unpaid Principal Amount of Series D Secured Certificates, an amount equal to the following percentage of the Principal Amount prepaid:

If redeemed on or before the date indicated below	Prepayment Premium
October 1, 2004	[ ]	%
October 1, 2005	[ ]	%
October 1, 2006	[ ]	%
October 1, 2007	[ ]	%
Thereafter	0.00%